Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY: Neil Wilkin President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Senior Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Andrew Siegel (212) 355-4449 ext. 127 occf-jfwbk@joelefrank.com	Aaron Palash (212) 355-4449 ext. 103 occf-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL SECOND QUARTER 2010 FINANCIAL RESULTS

ROANOKE, VA, June 14, 2010 — Optical Cable Corporation (Nasdaq GM: OCCF) (“OCC”) today announced financial results for its fiscal second quarter ended April 30, 2010.

Second Quarter 2010 Financial Results

OCC reported consolidated net sales of $15.3 million for second quarter of fiscal year 2010. Sequentially, consolidated net sales for the quarter increased 1.7% compared to the consolidated net sales of $15.0 million during the first quarter of fiscal year 2010. Net sales were flat when compared to consolidated net sales of $15.3 million for the second quarter of last year.

Net sales of OCC’s enterprise connectivity products and in OCC’s commercial markets increased during the second quarter of fiscal year 2010 compared to the same period last year. These increases were offset by decreases in net sales of the Company’s fiber optic cable products and in OCC’s specialty markets.

OCC recorded a net loss attributable to the Company of $7.5 million, or $1.27 per basic and diluted share, for the second quarter of fiscal year 2010, compared to net income of $16,000, or earnings of less than $0.01 per basic and diluted share, for the same period last year.

Significantly contributing to the net loss during the second quarter of fiscal year 2010 was a non-recurring, non-cash impairment charge of $6.2 million to write-off the carrying value of the goodwill associated with the acquisition of Applied Optical Systems, Inc. (“AOS”).

Fiscal Year-to-Date 2010 Financial Results

OCC’s consolidated net sales for each of the first halves of fiscal years 2010 and 2009 were $30.3 million. Net sales of OCC’s enterprise connectivity products and in the Company’s commercial markets increased during the first half of fiscal year 2010 compared to the same period last year. This increase was partially offset by decreases in net sales of OCC’s fiber optic cable products and in the Company’s specialty markets.

Gross profit decreased 6.9% to $9.8 million for the first half of fiscal year 2010, compared to $10.5 million for the same period in fiscal 2009. Gross profit margin for the first half of fiscal year 2010 decreased to 32.3% compared to 34.7% for the first half of fiscal year 2009.

For the first half of fiscal year 2010, OCC recorded a net loss attributable to the Company of $7.8 million, or $1.32 per basic and diluted share, compared to a net loss of $726,000, or $0.12 per basic and diluted share, for the first half of fiscal year 2009. The non-recurring, non-cash impairment charge of $6.2 million to write-off goodwill associated with the AOS acquisition significantly impacted the fiscal 2010 year-to-date results.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said “Over the past several years we have worked to continually improve operations while at the same time expanding our business to offer the full range of products necessary to meet the needs of our customers. Today OCC is well-positioned in our markets, and we believe our financial results in the first half of fiscal 2010–including stable net sales–demonstrate that our efforts to reduce costs and diversify our product offering have successfully mitigated the impact of the global economic recession. Our balance sheet continues to be strong and, as announced last month, we have secured a new revolving credit facility that provides OCC with additional financial flexibility. While the economic environment remains challenging, we are confident that we have taken the right steps to deliver profitable growth and shareholder value creation.”

Company Information

Optical Cable Corporation is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and other cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its high quality fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its high quality enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its high quality military and harsh environment connectivity products and systems at its Dallas facility which is MIL-STD-790F certified.

Optical Cable Corporation, OCC, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC is available on the Internet at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to variables, uncertainties, contingencies and risks that may cause actual events to differ materially from the Company’s expectations. Additionally, such variables, uncertainties, contingencies and risks may adversely affect the Company and the Company’s future results of operation and future financial condition. Factors that could cause or contribute to such differences from the Company’s expectations or could adversely affect the Company, include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber, copper, gold and other precious metals, and plastics and other materials affected by petroleum product pricing); fluctuations in transportation costs; the Company’s dependence on customized equipment for the manufacture of its products and a limited number of production facilities; the Company’s ability to protect its proprietary manufacturing technology; the Company’s ability to replace royalty income as existing patented and licensed products expire by developing and licensing new products; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, relative to the Company’s product offering; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; changes in demand of our products from certain competitors for which we provide private label connectivity products; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the inability to successfully integrate the operations of the Company’s new subsidiaries; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to continue to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; the impact of changes and potential changes in federal laws and regulations adversely affecting our business and/or which result in increases in our direct and indirect costs as we comply with such laws and regulations; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, making investments in or with, and/or acquiring parties that compete with and/or have conflicts with customers of the Company; adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the management of the Company, and the additional costs of considering and possibly defending the Company’s position on such unsolicited proposals; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K, in the annual report on Form 10-K for the fiscal year ended October 31, 2009, and/or in the Company’s other filings.

(Financial Tables Follow)

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2010	2009	2010	2009
Net sales	$15,256	$15,343	$30,263	$30,301
Cost of goods sold	10,970	9,620	20,476	19,790

Gross profit	4,286	5,723	9,787	10,511
Selling, general and administrative expenses	6,192	5,811	12,240	11,622
Royalty income, net	(363)	(220)	(609)	(382)
Amortization of intangible assets	147	209	294	418
Impairment of goodwill	6,246	—	6,246	—

Loss from operations	(7,936)	(77)	(8,384)	(1,147)
Interest expense, net	(81)	(167)	(226)	(333)
Other, net	76	—	69	25

Other expense, net	(5)	(167)	(157)	(308)

Loss before income taxes	(7,941)	(244)	(8,541)	(1,455)
Income tax benefit	(424)	(260)	(645)	(729)

Net income (loss)	$(7,517)	$16	$(7,896)	$(726)
Net loss attributable to noncontrolling interest	(51)	—	(114)	—

Net income (loss) attributable to OCC	$(7,466)	$16	$(7,782)	$(726)

Net income (loss) attributable to OCC per share:
Basic and diluted	$(1.27)	$0.00	$(1.32)	$(0.12)

Weighted average shares outstanding:
Basic and diluted	5,891	6,140	5,896	6,136

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OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2010	October 31, 2009
Cash and cash equivalents	$1,105	$1,948
Trade accounts receivable, net	9,564	9,533
Inventories	13,318	12,306
Other current assets	3,905	3,915

Total current assets	27,892	27,702
Non-current assets	15,879	22,625

Total assets	$43,771	$50,327

Current liabilities	$7,650	$7,632
Non-current liabilities	10,304	9,438

Total liabilities	17,954	17,070
Total shareholders' equity attributable to OCC	25,931	33,257
Noncontrolling interest	(114)	—

Total shareholders' equity	25,817	33,257

Total liabilities and shareholders' equity	$43,771	$50,327

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